SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.    )

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Thrivent Series Fund, Inc.

(Name of Registrant As Specified In Charter)

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3)	Filing Party: Thrivent Series Fund, Inc.

4)	Date Filed: September 25, 2012

THRIVENT SERIES FUND, INC.

625 Fourth Avenue South

Minneapolis, Minnesota 55415

September 25, 2012

Dear Shareholder:

On July 27, 2012, DuPont Capital Management Corporation (“DuPont Capital”) entered into a sub-advisory agreement with Thrivent Financial for Lutherans and Thrivent Series Fund, Inc. and began serving as one of the investment subadvisers for Thrivent Partner Worldwide Allocation Portfolio on July 31, 2012. For more details about DuPont Capital, please review the enclosed Information Statement.

As always, our goal is to provide a range of high-quality investment choices to our shareholders. Thrivent Partner Worldwide Allocation Portfolio provides a unique choice in your asset allocation strategies.

Sincerely,

Russell W. Swansen

President

INFORMATION STATEMENT

Thrivent Partner Worldwide Allocation Portfolio

Series of

Thrivent Series Fund, Inc.

625 Fourth Avenue South

Minneapolis, Minnesota 55415

1-800-847-4836

This Information Statement is being provided to notify you that DuPont Capital Management Corporation (“DuPont Capital”) entered into a sub-advisory agreement and has been added as one of the investment subadvisers for Thrivent Partner Worldwide Allocation Portfolio (the “Portfolio”), a series of Thrivent Series Fund, Inc. (the “Fund”). This information statement is being mailed to shareholders of the Portfolio on or about September 25, 2012.

This is not a proxy statement. We are not asking you for a proxy and you are requested not to send us a proxy. Furthermore, this matter is not subject to a vote of shareholders, and we will not be holding a meeting of shareholders or otherwise asking shareholders to vote on this matter. We are providing this Information Statement solely to provide you with information about DuPont Capital.

Important Notice Regarding Internet Availability of this Information Statement:

For contractholders that invest in the Portfolio through a variable annuity contract, this information statement is available at https://www.thrivent.com/annuities/variable/prospectus_reports.html

For contractholders that invest in the Portfolio through a variable life insurance contract, this information statement is available at https://www.thrivent.com/insurance/life/vul/prospectus_reports.html

APPOINTMENT OF NEW SUBADVISER FOR THE PORTFOLIO

Thrivent Financial for Lutherans (“Thrivent Financial”), which serves as the Fund’s investment adviser, has the authority to enter into and amend subadvisory agreements without shareholder approval pursuant to exemptive order obtained from the Securities and Exchange Commission on February 19, 2003. A fund operating under this structure is sometimes referred to as a “manager-of-managers fund.” The exemptive order requires the Fund to provide shareholders with this Information Statement in order to disclose substantially the same information about the investment subadviser, the subadvisory agreement and the subadvisory fee that would have been included in a proxy statement if shareholder approval had been required.

Matters Considered by the Board in Approving the Investment Subadvisory Agreement with DuPont Capital

Under Section 15 of the Investment Company Act of 1940 (the “Investment Company Act”), the Board of Directors (the “Board”) of the Fund, a majority of the members of which have no direct or indirect interest in the investment advisory or subadvisory agreements and are not “interested persons” of the Fund, as defined in the Investment Company Act (the “Independent Directors”), must determine whether to approve any new advisory agreement (including any new subadvisory agreement) for any series of the Fund. In this regard, at an in person meeting held on May 22-23, 2012 (the “meeting”), the Board reviewed and approved a new investment subadvisory agreement

INFORMATION STATEMENT

(the “Subadvisory Agreement”) among the Fund (on behalf of Thrivent Financial and DuPont Capital) with respect to managing a portion of the Portfolio allocated to emerging market equity securities.

At the meeting, the Board considered the factors and reached the conclusions described below relating to the selection of DuPont Capital as a subadviser to the Portfolio and the approval of the Subadvisory Agreement. Prior to the meeting, the Independent Directors conferred among themselves and with representatives of Thrivent Financial about these matters. The Independent Directors were assisted in their evaluation of the Subadvisory Agreement by independent legal counsel, from whom they receive separate legal advice and with whom they met separately from Thrivent Financial. Each Independent Director relied on his or her own business judgment in determining the weight to be given to each factor considered in evaluating the materials that were presented.

Nature, Extent and Quality of Services

The Board received and considered information regarding the nature, extent and quality of services that are anticipated to be provided to the Portfolio by DuPont Capital under the Subadvisory Agreement. Thrivent Financial began by discussing its rationale for recommending a new subadviser to manage the portion of the Portfolio dedicated to an emerging markets equity strategy. Management of Thrivent Financial explained its process for selecting a new subadviser to recommend to the Board. The Board received and considered information about the investment strategies and investment processes for the Portfolio, and information about DuPont Capital and its history and experience with managing accounts utilizing an investment style and strategy similar to that proposed for the allocated portion of the Portfolio.

The Board evaluated the ability of DuPont Capital, based on its resources, reputation and other attributes, including research and advisory capabilities. The Board considered the due diligence review of DuPont Capital’s compliance program discussed by the Fund’s Chief Compliance Officer. The Board considered Thrivent Financial’s oversight of the Portfolio’s service providers, include DuPont Capital, if approved by the Board. The Board concluded that the nature, extent and quality of the investment subadvisory services anticipated to be provided to the Portfolio by DuPont Capital supported approval of the Subadvisory Agreement.

Performance of the Portfolio

The Board considered the performance of another account managed by DuPont Capital utilizing an investment style and strategy similar to that proposed for the allocated portion of the Portfolio, including how such account performed in relation to a benchmark index. Thrivent Financial presented DuPont Capital’s risk-adjusted performance across the span of several years, relative to the MSCI Emerging Markets Index. The Board noted that DuPont Capital’s strategy delivered higher returns over time in comparison to the benchmark index.

Subadvisory Fees and Fund Expenses

The Board reviewed and considered the contractual investment subadvisory fee rate that would be payable by Thrivent Financial to DuPont Capital for investment subadvisory services. The Board reviewed the amount of the fees and considered that the contract had been negotiated at arm’s length between Thrivent Financial and DuPont Capital and that the markup for additional services to be provided by Thrivent Financial was reasonable. In addition, the Board was informed of all material separate arrangements for unrelated services between DuPont Capital and Thrivent Financial or its affiliates.

INFORMATION STATEMENT

Cost of Services and Profitability

As part of the annual contract review process, the Board noted that it would have an opportunity to review profitability attributable to the Portfolio in the context of future annual contract renewals. The Board did not consider separate profitability information with respect to DuPont Capital, which is not affiliated with Thrivent Financial. The Board considered that the subadvisory fees payable to DuPont Capital had been negotiated on an arm’s-length basis and that DuPont Capital’s profitability from its relationship with the Portfolio was not a material factor in determining whether to approve the Subadvisory Agreement.

Economies of Scale and Breakpoints

The Board considered whether economies of scale might be realized as the Portfolio’s assets increase as a result of a pending merger. Based on these Board considerations, including the amount of assets by which the Portfolio would increase, Thrivent Financial agreed to institute two additional breakpoints at the Portfolio level (i.e., with respect to the investment advisory agreement between the Portfolio and Thrivent Financial). It was also noted that the subadvisory fee included a breakpoint that took into account the assets managed by DuPont Capital for other Thrivent-sponsored mandates (i.e., the proposed Thrivent Partner Emerging Markets Equity Fund and a portion of the Thrivent Partner Worldwide Allocation Fund).

Other Benefits to the Adviser and its Affiliates

The Board considered information regarding potential “fall-out” or ancillary benefits that Thrivent Financial and its affiliates may receive as a result of their relationship with the Portfolio, both tangible and intangible, such as their ability to leverage investment professionals who manage other portfolios, reputational benefits in the investment advisory community and the engagement of affiliates as service providers to the Portfolio. The Board noted that such benefits were difficult to quantify but were consistent with benefits received by other mutual fund advisers.

Based on the factors discussed above, the Board, including a majority of the Independent Directors, approved the Subadvisory Agreement with DuPont Capital.

Transaction of Interested Director

As of December 31, 2011, Richard L. Gady and Nancy F. Gady (spouse) beneficially owned 2,292 shares of E.I. du Pont de Nemours and Company (“E.I. DuPont”) common stock. DuPont Capital is a wholly-owned subsidiary of E.I. DuPont. On December 31, 2011, E.I. DuPont common stock was valued at $45.78 per share. The total value of the common stock beneficially owned by Mr. Gady was approximately $104,928, which is significantly less than 0.01% of E.I DuPont’s outstanding common stock. Mr. Gady sold his shares of E.I. DuPont in July 2012, before DuPont Capital Management Corporation managed assets for the Fund.

Information about DuPont Capital

DuPont Capital is a wholly-owned subsidiary of E.I. DuPont. DuPont Capital was established in 1975 and has managed assets as a subsidiary since 1993. DuPont Capital had approximately $28.4 billion in assets under management as of June 30, 2012.

Information about the principal executive officer and each director of DuPont Capital is provided in the following table. The address of each is Delaware Corporate Center, 1 Righter Parkway, Suite 3200, Wilmington, DE 19803.

INFORMATION STATEMENT

Name	Position with DuPont Capital, Principal Occupation
Valerie J. Sill	President and Chief Executive Officer
Krzysztof A. Kowal	Managing Director and Chief Investment Officer, Fixed Income Investments
Rafi Zaman	Managing Director, Global Equity
John R. Macedo	Chief Administrative Officer
Carmen J. Gigliotti	Managing Director, Private Markets Group
Brett F. Sumsion	Chief Commercial Officer and Managing Director, Private Markets Group
Robin P. Sachs	Chief Operating Officer

DuPont Capital serves as the investment adviser for DuPont Capital Emerging Markets Fund. The investment advisory fees for the fund are set forth in the table below:

Name of Fund	Net Assets Managed as of 6/30/2012	Investment Advisory Fee Annual Rate of Compensation (% of average net assets)
DuPont Capital Emerging Markets Fund	$261.8 million	1.05% of all assets

DuPont Capital has contractually agreed to reduce its investment advisory fee and/or reimburse certain expenses of the DuPont Capital Emerging Markets Fund to the extent necessary to ensure that the fund’s total operating expenses (excluding certain fees and expenses) do not exceed 1.60% (on an annual basis) of the fund’s average daily net assets (the “Expense Limitation”). The Expense Limitation will remain in place until August 31, 2013, unless the Board of Trustees of FundVantage Trust approves its earlier termination. DuPont Capital is entitled to recover, subject to approval by FundVantage Trust’s Board of Trustees, such amounts reduced or reimbursed for a period of up to three years from the year in which DuPont Capital reduced its compensation and/or assumed expenses for the fund. No recoupment will occur unless the fund’s expenses are below the Expenses Limitation.

DuPont Capital subadvises three other mutual funds with investment objectives and strategies similar to those of the portion of the Fund DuPont Capital manages: Mainstay VP DFA/DuPont Capital Emerging Markets Equity Portfolio, Thrivent Partner Emerging Markets Equity Fund, and Thrivent Partner Worldwide Allocation Fund.

INFORMATION STATEMENT

The investment subadvisory fees for the three other funds DuPont Capital subadvises are set forth in the table below:

Name of Fund	Net Assets Managed as of 6/30/2012	Investment Sub-Advisory Fee Annual Rate of Compensation (% of average net assets)

Mainstay VP DFA/DuPont Capital Emerging Markets Equity Portfolio	$280.4 million	0.68% on assets up to $200 million 0.65% on assets from $200 million to $450 million 0.60% on assets over $450 million

Thrivent Partner Emerging Markets Equity Fund	N/A1	0.72% on assets up to $50 million 0.68% on assets over $50 million[2]

Thrivent Partner Worldwide Allocation Fund	N/A1	0.72% on assets up to $50 million 0.68% on assets over $50 million[2]

1	DuPont Capital did not begin managing assets for Thrivent Partner Emerging Markets Equity Fund until August 31, 2012 and did not begin managing assets for Thrivent Partner Worldwide Allocation Fund until July 27, 2012.

2	Assets managed by DuPont Capital of the Fund, Thrivent Partner Emerging Markets Equity Fund, and Thrivent Partner Worldwide Allocation Fund are combined when determining the applicable investment subadvisory fee for those three funds.

None of the three funds listed above are subject to any subadvisory fee waivers or reductions.

DuPont Capital has no affiliated brokers through whom trades will be executed on behalf of the Fund.

The Investment Advisory Agreement

Thrivent Financial for Lutherans, 625 Fourth Avenue South, Minneapolis, Minnesota 55415, serves as investment adviser for the Portfolio under an investment advisory agreement, dated August 10, 2002. The investment advisory agreement for the Portfolio was last submitted to a vote of shareholders when it was approved by the initial shareholder at the time of the Portfolio’s inception. Thrivent Financial and its affiliates have been in the investment advisory business since 1986 and managed approximately $75 billion in assets as of December 31, 2012. The Fund pays Thrivent Financial a fee for serving as investment adviser for the Fund equal to 0.90% on the first $250 million of average daily net assets, 0.85% of the next $750 million of average daily net assets, 0.80% of the next $500 million of average daily net assets, and 0.75% of average daily net assets over $1.5 billion.

Investment Subadvisory Agreements

DuPont Capital serves pursuant to the Subadvisory Agreement (a copy of which is attached as Exhibit A hereto). Pursuant to the terms of the Subadvisory Agreement, DuPont Capital provides continuous investment management services to the Fund, subject to the overall supervision of the Board and Thrivent Financial. From the investment advisory fee that Thrivent Financial receives from the Portfolio, it pays DuPont Capital a fee, based on assets subject to DuPont Capital’s investment discretion, equal to 0.72% on the first $50 million of average daily net assets and 0.68% of average daily net assets over $50 million for serving as investment subadviser for the Portfolio. Solely for purposes of calculating breakpoints in the fees payable under the Subadvisory Agreement, the value of the average daily net assets of the Portfolio that are subject to DuPont Capital’s investment discretion are aggregated with the

INFORMATION STATEMENT

value of the average daily net assets of the Thrivent Partner Emerging Markets Equity Fund and Thrivent Partner Worldwide Allocation Fund, each a series of the Thrivent Mutual Funds, that are subject to DuPont Capital’s investment discretion.

The Subadvisory Agreement provides that DuPont Capital will not be liable for any act or omission in the course of, or connected with, rendering services under the Subadvisory Agreement, except when such services are rendered in bad faith, gross negligence, willful misfeasance or reckless disregard of its duties under the Subadvisory Agreement. DuPont Capital will, however, indemnify and hold harmless the Fund, Thrivent Financial, the Board or shareholders from any and all claims, losses, expenses, obligations or liabilities (including reasonable attorneys fees) which arise or result from the subadviser’s bad faith, gross negligence, willful misfeasance or reckless disregard of its duties under the Subadvisory Agreement.

The Subadvisory Agreement provides that it will remain in effect continuously for two years following its effective date, unless terminated sooner. Thereafter, it will continue to be renewed for successive one-year terms provided that the renewal is specifically approved at least annually by either the Board or a majority of the outstanding shares of the Portfolio and, in either case, by a majority of the Directors who are not interested persons of any party to the Subadvisory Agreement.

The Fund may terminate the Subadvisory Agreement by a vote of a majority of the Independent Directors or a majority of its outstanding voting securities at any time on 60 days’ written notice to Thrivent Financial and DuPont Capital. Thrivent Financial may terminate the Subadvisory Agreement upon 60 days’ written notice to DuPont Capital, and DuPont Capital may terminate the Subadvisory Agreement at any time upon 60 days’ written notice to Thrivent Financial. The Subadvisory Agreement will automatically terminate without penalty in the event of its assignment as defined in the Investment Company Act of 1940.

SHAREHOLDER REPORT

The Portfolio’s annual report for the year ended December 31, 2011 has been previously sent to shareholders. You may obtain a copy of the annual report upon request, without charge, by writing to 625 Fourth Avenue South, Minneapolis, Minnesota 55415, or by calling (800) 847-4836 or visiting the Web site at www.thrivent.com.

RECORD OF BENEFICIAL OWNERSHIP

As of August 1, 2012, the Directors and officers of the Fund as a group owned beneficially less than 1% of the outstanding shares of the Portfolio. As of August 1, 2012, no person, except as set forth in the table below, was known to own beneficially or of record 5% or more of the outstanding shares of the Portfolio.

Thrivent Partner Worldwide Allocation Portfolio
Shareholder	Number of Shares	% of Outstanding
Thrivent Moderate Allocation Portfolio	51,744,590.09	29.5%
Thrivent Moderately Aggressive Allocation Portfolio	45,590,502.04	26.0%
Thrivent Financial for Lutherans	34,860,106.32	19.9%
Thrivent Moderately Conservative Allocation Portfolio	15,200,878.81	8.7%
Defined Benefit Trust Plan	11,066,637.52	6.3%
Thrivent Aggressive Allocation Portfolio	10,988,054.17	6.3%

Exhibit A

INVESTMENT SUB-ADVISORY AGREEMENT

By and Among

Thrivent Financial for Lutherans

and

Thrivent Series Fund, Inc.

and

DuPont Capital Management

INVESTMENT SUBADVISORY AGREEMENT, made as of the 31st day of August, 2012, (the “Effective Date”) by and among Thrivent Financial for Lutherans, a fraternal benefit society organized and existing under the laws of the State of Wisconsin (“Adviser”), Thrivent Series Funds, Inc., a corporation organized and existing under the laws of the State of Minnesota (“Fund”), DuPont Capital Management, a corporation organized and existing under the laws of the State of Delaware (“Sub-adviser”).

WHEREAS, Adviser has entered into an Investment Advisory Agreement dated as of the 10th day of April, 2002 (“Advisory Agreement”) with the Fund, which is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Fund is authorized to issue shares of the Thrivent Partner Worldwide Allocation Portfolio (the “Portfolio”), a separate series of the Fund; and

WHEREAS, Sub-adviser is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”); and

WHEREAS, the Fund and Adviser desire to retain Sub-adviser as Sub-Adviser to furnish certain investment advisory services to Adviser and the Fund and Sub-adviser is willing to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

I. Appointment. (A) Adviser hereby appoints Sub-adviser as its investment Sub-adviser with respect to the Portfolio for the period and on the terms set forth in this Agreement, and (B) Sub-adviser hereby accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. Such appointment shall apply to such portion of the Portfolio’s assets as is allocated to the Sub-adviser by the Adviser from time to time in the sole discretion of the Adviser.

II Additional Series. In the event that the Fund establishes one or more series of shares other than the Portfolio with respect to which Adviser desires to retain Sub-adviser to render investment advisory services hereunder, Adviser shall so notify Sub-adviser in writing, indicating the advisory fee to be payable with respect to the additional series of shares. If Sub-adviser is willing to render such services on the terms provided for herein, it shall so notify Adviser in writing, whereupon such series shall become a Portfolio hereunder.

III. Duties of Sub-adviser.

A.

Sub-adviser is hereby authorized and directed and hereby agrees to (i) furnish continuously an investment program for the Portfolio, and (ii) determine from time to time what investments shall be purchased, sold or exchanged and what portion of the assets of the Portfolio shall be held uninvested. Sub-adviser shall perform these duties subject always to (1) the overall supervision of Adviser and the Board of Directors of the Fund (the “Board”), (2) the Fund’s Articles of

Incorporation and By-laws (as defined below), as amended from time to time, (3) the stated investment objectives, policies and restrictions of the Portfolio as set forth in the Fund’s then current Registration Statement (as defined below), (4) any additional policies or guidelines established by Adviser or Board that have been furnished in writing to Sub-adviser, (5) applicable provisions of law, including, without limitation, all applicable provisions of the 1940 Act and the rules and regulations thereunder, and (6) the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) applicable to “regulated investment companies” (as defined in Section 851 of the Code), as amended from time to time. In accordance with Section VII, Sub-Adviser shall arrange for the execution of all orders for the purchase and sale of securities and other investments for the Portfolio’s account and will exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund might or could do with respect to such purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales, or other transactions, including without limitation, management of cash balances in the Portfolio.

B.	Sub-adviser shall have no responsibility with respect to maintaining custody of the Portfolio’s assets. Sub-adviser shall affirm security transactions with central depositories and advise the custodian of the Portfolio (“Custodian”), as identified in the Fund’s Registration Statement (as defined below), or such depositories or agents as may be designated by Custodian and Adviser promptly of each purchase and sale of a Portfolio security, specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, the commission and gross or net price, the trade date and settlement date and the identity of the effecting broker or dealer. Sub-adviser shall from time to time provide Custodian and Adviser with evidence of authority of its personnel who are authorized to give instructions to Custodian.

C.	Unless Adviser advises Sub-adviser in writing that the right to vote proxies has been expressly reserved to Adviser or the Fund or otherwise delegated to another party, Sub-adviser shall exercise voting rights incident to any securities held in the Portfolio without consultation with Adviser or Fund, provided that Sub-adviser will follow any written instructions received from Adviser or Fund with respect to voting as to particular issues. Sub-adviser shall further respond to all corporate action matters incident to the securities held in the Portfolio including, without limitation, proofs of claim in bankruptcy and class action cases and shelf registrations.

D.	Upon request of Custodian and/or Fund, Sub-adviser shall provide assistance in connection with the determination of the fair value of securities in the Portfolio for which market quotations are not readily available.

E.	In the performance of its duties hereunder, Sub-adviser is and shall be an independent contractor and except as expressly provided for herein or otherwise expressly provided or authorized shall have no authority to act for or represent the Portfolio or the Fund in any way or otherwise be deemed to be an agent of the Portfolio, the Fund or of Adviser.

F.	The Sub-adviser shall have no responsibility under this Agreement with respect to the management of assets of the Portfolio other than the portion of the Portfolio’s assets with respect to which the Sub-Adviser provides investment advice.

G.	The Sub-adviser is prohibited from consulting with any other sub-adviser of the Portfolio, if any, or the sub-adviser to any other investment company (or separate series of an investment company) managed by the Adviser concerning the Portfolio’s transactions in securities or other assets, except for the purpose of complying with the conditions of Rule 12d3-1 (a) and (b) under the 1940 Act.

IV. Compensation. For the services provided pursuant to this Agreement, Sub-adviser shall receive an investment management fee computed as set forth in Schedule I attached hereto and incorporated herein by reference. The management fee shall be payable monthly in arrears to Sub-adviser on or before the 10th day of the next succeeding calendar month and shall be calculated based on the average daily net assets of the Portfolio during the month to which the payment relates. If this Agreement becomes effective or terminates before the end of any month, the investment management fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

V. Expenses. During the term of this Agreement, Sub-adviser will bear all expenses incurred by it in the performance of its duties hereunder, other than those expenses specifically assumed by the Fund hereunder. The Fund shall assume and shall pay all brokers’ and underwriting commissions chargeable to the Fund in connection with the securities transactions to which the Portfolio is a party.

VI. Duties of Adviser. Adviser has furnished Sub-adviser with copies of each of the following documents and will furnish to Sub-adviser at its principal office all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available:

(1)	The Articles of Incorporation of the Fund, as filed with the State of Minnesota, as in effect on the date hereof and as amended from time to time (“Articles”);

(2)	The by-laws of the Fund as in effect on the date hereof and as amended from time to time (“By-Laws”);

(3)	Certified resolutions of the Board authorizing the appointment of Adviser and Sub-adviser and approving the form of the Advisory Agreement and this Agreement;

(4)	The Fund’s Registration Statement under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”) on Form N-1A, as filed with the
Securities and Exchange Commission (“SEC”) relating to the Portfolio and its shares and all amendments thereto (“Registration Statement”);

(5)	The Notification of Registration of the Fund under the 1940 Act on Form N-8A as filed with the SEC and any amendments thereto;

(6)	The Portfolio’s most recent prospectus (the “Prospectus”); and

(7)	Copies of reports made by the Fund to its shareholders.

Adviser shall furnish Sub-adviser with any further documents, materials or information that Sub-adviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

VII. Portfolio Transactions.

A.

Sub-adviser agrees that, in executing Portfolio transactions and selecting brokers or dealers, if any, it shall use its best efforts to seek on behalf of the Portfolio the best overall terms available. In assessing the best overall terms available for any transaction, Sub-adviser shall consider all factors it deems relevant, including the breadth of the market and the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, with respect to the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer, if any, to execute a particular transaction, Sub-adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”)) provided to Sub-adviser with respect to the Portfolio and/or other accounts over which Sub-adviser exercises investment discretion. Except to the extent prohibited or limited by law or regulation, Sub-adviser may, in its discretion, agree to pay a broker or dealer that furnishes such brokerage or research services a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if Sub-adviser determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of Sub-adviser with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act). Sub-adviser shall, upon request from Adviser, provide such periodic and special reports describing any such brokerage and research services received and the incremental commissions, net price or other consideration to which they relate.

B.	In no instance will Portfolio securities be purchased from or sold to Sub-adviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.

C.	Sub-adviser may buy securities for the Portfolio at the same time it is selling such securities for another client account and may sell securities for the Portfolio at the time it is buying such securities for another client account. In such cases, subject to applicable legal and regulatory requirements, and in compliance with such procedures of the Fund as may be in effect from time to time, Sub-adviser may effectuate cross transactions between the Portfolio and such other account if it deems this to be advantageous. Adviser and the Fund acknowledge that, in the event of any such cross transaction, Sub-adviser may have a potentially conflicting division of loyalties and responsibilities regarding the Portfolio and such other client account, and each of Adviser and the Fund consents to any such cross transaction. THE FOREGOING CONSENT TO CROSS TRANSACTIONS EFFECTUATED BY SUB-ADVISER MAY BE REVOKED AT ANY TIME BY ADVISER OR THE FUND BY WRITTEN NOTICE TO SUB-ADVISER.

D.	On occasions when Sub-adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of
Sub-adviser, Sub-adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Sub-adviser in the manner Sub-adviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients.

VIII. Ownership of Records. Sub-adviser shall maintain all books and records required to be maintained by Sub-adviser pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Portfolio. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Sub-adviser hereby agrees (A) that all records that it maintains for the Portfolio are the property of the Fund, (B) to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act, and (C) to surrender promptly to the Fund any records that it maintains for the Fund upon request by the Fund; provided, however, Sub-adviser may retain copies of such records.

IX. Reports and Meetings.

A.	Sub-adviser shall furnish to the Board or Adviser, or both, as appropriate, such information, reports, evaluations, analyses and opinions as are required by law or that the Board or Adviser, as appropriate, may reasonably require, including, without limitation: compliance reporting and certification with respect to:

1.	Affiliated Brokerage Transactions
2.	Affiliated Underwritings
3.	Cross Transactions
4.	Prospectus Compliance
5.	Code of Ethics
6.	Soft Dollar Usage
7.	Price Overrides/Fair Valuation Determinations

B.	Sub-adviser shall make available in person to the Board and to Adviser personnel of Sub-adviser as the Board or Adviser may reasonably request to review the investments and the investment program of the Portfolio and the services provided by Sub-adviser hereunder.

X. Services to Other Clients. Nothing contained in this Agreement shall limit or restrict (i) the freedom of Sub-adviser, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of Sub-adviser, who may also be a director, officer, or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

XI. Sub-adviser’s Use of the Services of Others. Sub-adviser may, at its cost, employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing Sub-adviser or the Fund or Portfolio, as appropriate, with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice, or assistance as Sub-adviser may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Fund or the Portfolio, as appropriate, or in the discharge of Sub-adviser’s overall responsibilities with respect to the other accounts that it serves as investment manager or counselor.

XII. Liability of Sub-adviser; Indemnification. Neither Sub-adviser nor any of its officers, directors, or employees, nor any person performing executive, administrative, trading, or other functions for the Fund, the Portfolio (at the direction or request of

Sub-adviser) or Sub-adviser in connection with Sub-adviser’s discharge of its obligations undertaken or reasonably assumed with respect to this Agreement (collectively, “Related Persons”), shall be liable for (i) any error of judgment or mistake of law or for any loss suffered by the Fund or Portfolio or (ii) any error of fact or mistake of law contained in any report or data provided by Sub-adviser, except for any error, mistake or loss resulting from willful misfeasance, bad faith, or gross negligence in the performance by Sub-adviser or such Related Person of Sub-adviser’s duties on behalf of the Fund or Portfolio or from reckless disregard by Sub-adviser or any such Related Person of the duties of Sub-adviser pursuant to this Agreement (each of which is referred to as a “Culpable Act”).

Notwithstanding the foregoing, any stated limitations on liability shall not constitute a waiver or limitation of any rights which the Adviser or the Fund may have under any applicable federal securities laws, and shall not relieve Sub-adviser from any responsibility or liability for errors committed by Sub-adviser in connection with the execution of trade orders.

Sub-adviser shall indemnify Adviser and its Related Persons and hold them harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities (collectively, “Damages”) arising directly or indirectly out of or in connection with the performance of services by Sub-adviser or its Related Persons hereunder to the extent such Damages result from a Culpable Act of Sub-adviser or its Related Persons.

Adviser shall indemnify Sub-adviser and its Related Persons from and against any Damages arising directly or indirectly out of or in connection with the performance of services by Adviser or its Related Persons under this Agreement or the Advisory Agreement, in each case, to the extent such Damages result from any willful misfeasance, bad faith, gross negligence or reckless disregard of its duties by Adviser or any of its Related Persons.

XIII. Representations of Sub-adviser. Sub-adviser represents, warrants, and agrees as follows:

A.	Sub-adviser (i) is registered with the SEC as an investment adviser under Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify Adviser of the occurrence of any event that would disqualify Sub-adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B.	Sub-adviser has adopted a written code of ethics (the “Sub-adviser Code”) complying with the requirements of Rule 17j-1 under the 1940 Act, as may be amended from time to time, and, has provided the Adviser and the Fund with a copy of the Sub-adviser Code, together with evidence of its adoption. The Sub-adviser certifies that it has adopted procedures reasonably necessary to prevent “access persons” as defined in Rule 17j-1 (“Access Persons”) from violating the Sub-adviser Code. On a quarterly basis, Sub-adviser will either: (i) certify to Adviser that Sub-adviser and its Access Persons have complied with the Sub-adviser Code with respect to the Portfolio, or (ii) identify any material violations of the Sub-adviser Code which have occurred with respect to the Portfolio. In addition, Sub-adviser will furnish at least annually to Adviser and the Board a written report that (a) describes any issues arising under the Sub-adviser Code since the last report to the Board, including, but not limited to, information about material violations of the Sub-adviser Code with respect to the Portfolio and sanctions imposed in response to the material violations and (b) certifies that the Sub-adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Sub-adviser Code.

C.	Sub-adviser has provided Adviser and the Fund, and Adviser and the Fund acknowledge having received, a copy of Sub-adviser’s Form ADV as most recently filed with the SEC and, if not so filed, the most recent Part 2 of its Form ADV, and Sub-adviser will, promptly after filing any amendment to its Form ADV with the SEC, and, if not so filed, any amendment to Part 2 of its Form ADV, furnish a copy of such amendment to Adviser and the Fund.

D.	Sub-adviser has provided Adviser and the Fund, and Adviser and the Fund acknowledge having received, a description or copy of Sub-adviser’s policies and procedures for voting proxies relating to client securities and information concerning how they can obtain information concerning how Sub-adviser has voted proxies relating to securities held by the Portfolio.

XIV. Compliance with Applicable Regulations. In anticipation of performing its duties hereunder, Sub-adviser has established compliance procedures (copies of which have been provided to Adviser, receipt of which is hereby acknowledged by Adviser, and which are subject to review and approval by Adviser and the Board) reasonably designed to ensure compliance at all times with all applicable provisions of the 1940 Act and the Advisers Act, and any rules and regulations adopted thereunder; Subchapter M of the Code; the provisions of the Registration Statement; the provisions of the Articles and the By-Laws of the Fund, as the same may be amended from time to time; and any other applicable provisions of state, federal or foreign law.

XV. Term of Agreement. This Agreement shall become effective with respect to the Portfolio on the Effective Date and, with respect to any additional Portfolio, on the date of receipt by the Adviser of notice from the Sub-adviser in accordance with

Section II hereof that the Sub-adviser is willing to serve as Sub-adviser with respect to such Portfolio. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the Effective Date with respect to the Portfolio and, with respect to each additional Portfolio, for two years from the date on which this Agreement becomes effective with respect to such Portfolio. Thereafter, this Agreement shall continue in effect from year to year, with respect to the Portfolio, subject to the termination provisions and all other terms and conditions hereof, so long as (a) such continuation shall be specifically approved at least annually (i) by either the Board, or by vote of a majority of the outstanding voting securities of the Portfolio; (ii) in either event, by the vote of a majority of the Directors of the Fund who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and (b) Sub-adviser shall not have notified the Fund, in writing, at least 60 days prior to such approval that it does not desire such continuation. Sub-adviser shall furnish to the Fund, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment hereof.

XVI. Termination of Agreement. Notwithstanding the foregoing, this Agreement may be terminated with respect to a Portfolio at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of such Portfolio on 60 days’ prior written notice to Sub-adviser. This Agreement may also be terminated by Adviser (i) with respect to a Portfolio, on 60 days’ prior written notice to Sub-adviser, without the payment of any penalty; (ii) upon material breach by Sub-adviser of any of the representations and warranties set forth in Section XIII of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach; or (iii) if Sub-adviser becomes unable to discharge its duties and obligations under this Agreement. Sub-adviser may terminate this Agreement with respect to a Portfolio at any time, without the payment of any penalty, on 60 days’ prior notice to Adviser. This Agreement shall terminate automatically in the event of its “assignment”, as such term is defined in the 1940 Act, or upon termination of the Advisory Agreement. Any approval, amendment, or termination of this Agreement with respect to a Portfolio by the holders of a majority of the outstanding voting securities of such Portfolio shall be effective to continue, amend or terminate this Agreement with respect to any such Portfolio notwithstanding (i) that such action has not been approved by the holders of a majority of the outstanding voting securities of any other Portfolio affected thereby, and/or (ii) that such action has not been approved by the vote of a majority of the outstanding voting securities of the Fund, unless such action shall be required by any applicable law or otherwise.

XVII. Amendments, Waivers, etc. Provisions of this Agreement may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. This Agreement (including any exhibits hereto) may be amended at any time by written mutual consent of the parties, subject to the requirements of the 1940 Act and rules and regulations promulgated and orders granted thereunder.

XVIII. Notification. Sub-adviser will notify Adviser promptly of any change in the personnel of Sub-adviser with responsibility for making investment decisions in relation to the Portfolio or who have been authorized to give instructions to Custodian. Sub-adviser shall provide sufficient notice to the Adviser and the Fund of any pending change in the ownership of the Sub-adviser.

XIX. Miscellaneous.

A.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Minnesota without giving effect to the conflicts of laws principles thereof and the 1940 Act. To the extent that the applicable laws of the State of Minnesota conflict with the applicable provisions of the 1940 Act, the latter shall control.

B.	Insurance. Sub-adviser agrees to maintain errors and omissions or professional liability insurance coverage in an amount that is reasonable in light of the nature and scope of Sub-adviser’s business activities.

C.	Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

D.	Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

E.	Interpretation. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Articles or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Portfolio.

F.	Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security”
shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

G.	Execution in Counterparts. This Agreement may be executed simultaneously in two or more identical counterparts, each of which, standing alone, shall be an original, but all of which shall constitute but one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

THRIVENT FINANCIAL FOR LUTHERANS

By:	/s/ Russell W. Swansen
Name:	Russell W. Swansen
Title:	Senior Vice President and Chief Investment Officer

THRIVENT SERIES FUND, INC.

By:	/s/ Russell W. Swansen
Name:	Russell W. Swansen
Title:	President

DUPONT CAPITAL MANAGEMENT

By:	/s/ Valerie J. Sill
Name:	Valerie J. Sill
Title:	President and CEO

Schedule I

Dated as of August 31, 2012

Sub-advisory Fees

Compensation pursuant to paragraph IV of this Sub-advisory Agreement shall be payable monthly in arrears and calculated in accordance with the following schedule applied to the aggregate average daily net assets that are subject to the Sub-adviser’s investment discretion in the Portfolio:

Average Daily Net Assets*	Rate**
First $50 million	72 bp
Over $50 million	68 bp

*	When average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate, e.g., if average daily net assets are $75 million, a rate of 72 bp would apply to $50 million and a rate of 68 bp would apply to $25 million.

**	Solely for purposes of calculating the fees payable under this Fee Schedule, the value of the average daily net assets of the Portfolio that are subject to the Sub-adviser’s investment discretion shall be aggregated with the value of the average daily net assets of the Thrivent Partner Worldwide Allocation Fund and Thrivent Partner Emerging Markets Equity Fund that are subject to the Sub-adviser’s investment discretion.